UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LITHIA MOTORS, INC.

(Exact Name of Registrant as Specified In Its Charter)

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LITHIA MOTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 27, 2011

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to the Annual Meeting of Shareholders of Lithia Motors, Inc., which will be held at our Apple Street Conference Room, located at 401 East 4th Street, Medford, Oregon 97501, on Wednesday, April 27, 2011, at 8:30 a.m., Pacific Daylight Time for the following purposes:

1.	To elect five (5) directors to serve for the ensuing year;

2.	To approve the Discretionary Support Services Variable Performance Compensation Plan;

3.	To approve the Performance–Vesting Equity Award Program and amendments to two restricted stock unit awards;

4.	To consider an advisory vote on the 2010 compensation for our named executive officers;

5.	To conduct an advisory vote on the frequency of the shareholder advisory vote on compensation of our named executive officers; and

6.	To ratify the appointment of KPMG LLP as our Independent Registered Public Accountants for the year ending December 31, 2011.

We will also consider and act on such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on February 28, 2011 as the record date. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about March 18, 2011, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement for our 2011 Annual Meeting of Shareholders and our 2010 annual report to shareholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2010 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

If you have any questions regarding this information or the proxy materials, please visit our website at www.lithia.com or contact our investor relations department at 541-776-6591.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Lithia Motors and look forward to either greeting you personally at the meeting or receiving your proxy.

Very truly yours,

SIDNEY B. DeBOER
Chairman of the Board and
March 10, 2011	Chief Executive Officer

LITHIA MOTORS, INC.

PROXY STATEMENT

General

This proxy statement and the accompanying 2010 Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc. (“Lithia”), an Oregon corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2011 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at our Apple Street Conference Room, located at 401 East 4th Street, Medford, Oregon 97501, on Wednesday, April 27, 2011, at 8:30 a.m. Pacific Daylight Time and any adjournment thereof. On or about March 18, 2011, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2011 Annual Meeting of Shareholders and 2010 Annual Report to Shareholders.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the purpose of our 2011 Annual Meeting?

Our 2011 Annual Meeting will be held for the following purposes:

1.	To elect five (5) directors to serve for the ensuing year;

2.	To approve the Discretionary Support Services Variable Performance Compensation Plan;

3.	To approve the Performance–Vesting Equity Award Program and amendments to two restricted stock unit awards;

4.	To consider an advisory vote on the 2010 compensation for our named executive officers;

5.	To conduct an advisory vote on the frequency of the shareholder advisory vote on compensation of our named executive officers; and

6.	To ratify the appointment of KPMG LLP as our Independent Registered Public Accountants for the year ending December 31, 2011.

Will any other matters be voted on?

We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the proxy holders will vote for a person whom they believe will carry out our present policies.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on February 28, 2011 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, there were 22,571,272 shares of Class A common stock and 3,762,231 shares of Class B common stock outstanding and entitled to vote. Our executive officers and directors hold a total of approximately 2.4% of the Class A common stock and 100% of the Class B common stock outstanding. All shares will vote together as a single voting group on all matters submitted to a vote of the shareholders. Our executive officers and directors hold shares representing approximately 63.4% of the votes available to be cast at the Annual Meeting.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com; just enter the control number found on your proxy card

We encourage you to vote this way as it is the most cost-effective method;

•	by toll-free telephone at 1-800-690-6903;

•	by completing and mailing your proxy card; or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or phone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Lithia, in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What vote is required to approve each proposal?

Assuming a quorum is present at the Annual Meeting, the required vote for approval varies depending on the proposal.

•

Proposal 1: Shareholders will elect the five director nominees receiving the greatest number of votes. Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will be counted. However, if a director nominee receives more “withheld” votes than votes “for,” such event will result in eventual removal of such director nominee from the Board of Directors (See Proposal No. 1 for a further description of our Director Resignation Policy).

•

Proposal 2: The votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve the Discretionary Support Services Variable Performance Compensation Plan applicable to our named executive officers.

•

Proposal 3: The votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve the Performance-Vesting Equity Award Program and to approve amendments to two outstanding awards to make the awards performance-based.

•

Proposal 4: The votes that shareholders cast “for” must exceed the votes shareholders cast “against” to approve the compensation of our named executive officers for 2010. Because this vote is advisory only, it will not be binding on us or on our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•

Proposal 5: The frequency of the advisory vote on compensation of our named executive officers receiving the greatest number of votes - every three years, every two years or every one year - will be the frequency that shareholders approve. Because this vote is advisory only, it will not be binding on us or on our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

•

Proposal 6: The votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011.

How is a quorum determined?

At the Annual Meeting, each share of Class A common stock outstanding is entitled to one vote per share and each share of Class B common stock outstanding is entitled to ten votes per share. For a quorum to exist, there must be represented at the meeting in person or by proxy, shares representing a majority of the votes entitled to vote at the meeting. Proxies that expressly indicate an abstention as to a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

How do we count votes?

The named proxy holders will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes either “for” or “against” a matter submitted to a vote of shareholders. A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions on a non-routine matter to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

How are proxies solicited for the Annual Meeting?

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How is my proxy voted?

The Board of Directors has designated Sidney B. DeBoer and M. L. Dick Heimann as the proxy holders for the Annual Meeting. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy card, the proxy will be voted as specified by the shareholder. Proxies submitted without specification will be voted:

•	FOR the director nominees listed in this proxy statement;

•	FOR the approval of the Variable Performance Compensation Plan applicable to our named executive officers;

•	FOR the approval of the Performance-Vesting Equity Award Program and the amendments to two previous awards;

•

FOR the approval of our compensation of the named executive officers for 2010 as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement;

•	NOT VOTED for a frequency for future non-binding shareholder advisory votes on compensation of our named executive officers; and

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our annual report to our shareholders, primarily via the Internet. On or about March 18, 2011, we mailed to our shareholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Shareholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.

I have previously indicated I want to receive my proxy materials electronically. Will I still receive my materials via email as I have in the past?

Yes. If you have already signed up to receive the materials by email or other electronic transmission, you will continue to receive them in that manner.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal No. 1

Election of Directors

Our bylaws provide for not less than two and not more than seven directors. The Board of Directors has the discretion to set the size of the board from time to time and the number of directors is currently set at five. Directors are elected by the shareholders at our Annual Meeting and serve until the next annual meeting or until their successors are elected and qualified. The following are the nominees proposed by our Board of Directors:

Nominee Name	Age	Has Been a Director Since/(During)
Sidney B. DeBoer	67	1968
Thomas Becker	59	1997
Susan O. Cain	56	2009
Bryan B. DeBoer	44	2008
William J. Young	68	2010 (1997-2008)

Each of these nominees is presently serving on our Board of Directors. Sidney B. DeBoer is the father of Bryan B. DeBoer and Mark DeBoer, each of whom serve as officers of the company. There are no other family relationships among our executive officers and directors.

Director Resignation Policy/Election by Majority Vote

Because the Board of Directors is elected by a plurality of votes under Oregon corporate law, it is possible directors can be elected with less than a majority vote in favor of their election. To address this corporate governance concern, the Board of Directors has adopted a Resignation Policy for its members to address the possibility that, in an uncontested election of directors, one or more directors is elected with more “withhold” votes being cast than votes being cast “for” such director. However, to ensure continuity on the Board of Directors and compliance with the applicable listing standards, a director receiving more “withhold” votes than votes “for” is not removed immediately but, rather, must tender his or her resignation from the Board of Directors within five (5) business days after certification of the election results. Within ninety days after receipt of such resignation, the Corporate Governance Committee may accept or reject the resignation and disclose its decision on a Form 8-K filed with the SEC. If the resignation is rejected, such director may not be nominated for re-election at the next meeting of shareholders to elect directors. The full policy is included in our Corporate Governance Guidelines which can be accessed on our website at www.lithia.com.

Biographical Information on our Nominees

Sidney B. DeBoer has served as our Chairman, Chief Executive Officer and Secretary since 1968. He also is a member of various automobile industry organizations, including the President’s Club of the National Automobile Dealers Association, state auto dealers associations and the Chrysler National Dealer Council. Mr. DeBoer has earned several awards including the Time Magazine Quality Dealer Award in 1997, the Sports Illustrated All-Star Dealer Award in 1990 and Medford Chamber of Commerce Awards in 1986, 1991, 1993, 1998 and 2000. Mr. DeBoer is active with several community and charitable organizations, including Southern Oregon University Foundation Board, Oregon Community Foundation and Oregon Shakespeare Festival. Mr. DeBoer attended Stanford University and the University of Oregon. Mr. DeBoer brings to the Board demonstrated leadership skills and industry experience. His unique familiarity with our business and his participation in various industry associations allows him to provide the Board of Directors with insight into our business and the automotive industry.

Thomas R. Becker has been on the Board of Directors since 1997. Mr. Becker is the recent former Chief Executive Officer of Pacific Retirement Services, Inc. and Rogue Valley Manor, a continuing care retirement community, in Medford, Oregon. During his tenure, Pacific Retirement Services, Inc. was the parent corporation of over 30 retirement, senior housing and healthcare facilities in Washington, Oregon,

California, Wisconsin and Texas and provided management, operations and development services to non-profit retirement committees owned by others. Mr. Becker began his career with Rogue Valley Manor in January 1978. Mr. Becker continues to be associated with the senior living industry, owning and operating retirement facilities. Mr. Becker holds a B.S. degree from the University of Oregon and also serves on the Board of Directors of PremierWest Bancorp, a Nasdaq listed bank holding company located in Medford, Oregon. As former chief executive officer of a large organization, Mr. Becker provides extensive experience dealing with multi-state operations, issues associated with managing a large work force, and capital financing challenges. His experience provides us with helpful and relevant guidance in managing a large organization with significant financing needs.

Susan O. Cain joined the Board of Directors in June 2009. Since 2005, Ms. Cain has served as Senior Instructor in Accounting at Southern Oregon University in Ashland, Oregon. Ms. Cain holds a B.A. degree in General Science from Oregon State University and a Master of Science in Taxation from Washington School of Law, Washington Institute of Graduate Studies. Ms. Cain joined KPMG in 1978, retiring as a partner in the San Francisco office in December 1999. While with KPMG, she specialized in banking institutions and trust tax services. Ms. Cain is involved in numerous non-profit and charitable organizations including St. Mary’s School and the Oregon Shakespeare Festival. Ms. Cain maintains her CPA license in California. Ms. Cain brings to the Board of Directors a very high level of accounting expertise having practiced public accounting for over 20 years. She serves as our Audit Committee Chair.

Bryan B. DeBoer has served as our President and Chief Operating Officer since January 2006 and as a director since May 2008. Mr. DeBoer joined us in 1989 working in various capacities including General Manager of certain stores, Finance Manager and General Sales Manager. In 1996, Mr. DeBoer began serving on the acquisition team and was promoted to Vice President, Acquisitions in 1997. In March 2000, Mr. DeBoer was promoted to Senior Vice President, Mergers and Acquisitions/Operations and in August 2003, was promoted to Executive Vice President, Mergers and Acquisitions/Operations. Mr. DeBoer has a B.S. degree from Southern Oregon University. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 1990, where he was trained in all operational aspects of auto retailing. Mr. DeBoer’s experience and training in the various aspects of the auto retailing business brings to the Board of Directors operational knowledge and a familiarity with our operations.

William J. Young rejoined the Board of Directors in 2010 after serving as a director from 1997 to 2008. Mr. Young, who currently serves on the Board of Directors of Fuel Systems Solutions, Incorporated, was an Executive Director at J.D. Power and Associates, a global marketing information firm specializing in consumer research for the automotive industry from 2003 to 2008. From 1994 through July 2000, Mr. Young was the Chairman of the Board, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Mr. Young served with Volkswagen of America in various capacities for approximately 18 years, most recently as its President and Chief Executive Officer. Mr. Young also has extensive experience as an independent automotive marketing consultant. Mr. Young brings to the Board of Directors the experience of a chief executive officer, continuing knowledge of the automotive industry and a wealth of contacts believed helpful to us.

The Board of Directors recommends a vote FOR each of the nominees named above.

Director Independence

Under the New York Stock Exchange (“NYSE”) rules, a director is not independent if he or she has a direct or indirect material relationship with Lithia or its management. In accordance with its charter, the Corporate Governance Committee annually reviews the independence of all non-employee directors and nominees and reports its findings to the full Board of Directors, which makes a determination about the independence of each director. All transactions and relationships between each director or any member of his or her immediate family and Lithia, its consolidated subsidiaries and affiliates, and management are reviewed. These transactions and relationships are reviewed in the context of the specific independence standards enumerated in the NYSE listing standards, as well as other business and personal relationships that could compromise the independent judgment of each director. Other than the NYSE listing standards, we do not ascribe to categorical standards for determining independence; rather, we review and evaluate the specific facts and circumstances relating to each transaction and relationship to determine whether it is a material relationship that could compromise the judgment of a director.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Becker and Young and Ms. Cain are each deemed “independent.” In making this determination, the Board of Directors reviewed Mr. Becker’s relationship with our CEO arising from Mr. Becker serving as one of three board members charged with administering the Sid and Karen DeBoer Foundation, a benevolent trust created by Mr. DeBoer, which is administered by the Oregon Community Foundation. Because he serves without compensation, because no one member has the ability to block or approve any action of the Foundation and because neither Mr. Becker nor any affiliate of his are potential beneficiaries of the Foundation, the Board of Directors concluded that Mr. Becker’s position with the Foundation does not impair or influence his ability to exercise his independent judgment as a director of Lithia.

Lead Independent Director and Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board are filled by one individual, Sidney B. DeBoer. The combined position ensures clear direction, with a single leader responsible for managing Lithia’s operations and the Board of Directors. Lithia is unusual in that voting control resides in Mr. DeBoer as Manager of Lithia Holding Company LLC, which holds all of the Class B common stock and represents approximately 63.4% of the voting shares cast to elect directors. Accordingly, Mr. DeBoer has ultimate control over the Board of Directors. However, to ensure independent oversight of management and the transparency expected from a public company, we maintain a board comprised of a majority of independent directors. The independent directors serve on each committee of the Board of Directors. At least once each quarter, the independent directors meet privately in executive session. Annually, an independent third party conducts a 360 degree review of the CEO with the other board members and the officers reporting directly to the CEO, which results are then shared with the independent directors. Each committee chair approves the agenda for his or her committee meeting and all directors are permitted to propose items for consideration by any committee or the full board. Each committee is given the right in their respective charters to retain outside advisors (including legal counsel) should the committee believe such advice is needed or appropriate. The Corporate Governance Committee has recommended, and the full board has approved, Corporate Governance Guidelines and a Code of Business Conduct and Ethics, both posted on our website at www.lithia.com.

In compliance with the Corporate Governance Guidelines, the Board of Directors annually appoints a “Lead Independent Director” who presides over all meetings of the independent directors. Thomas Becker was first appointed the Lead Independent Director in 2008, and continues to serve in that role. Interested parties may contact the Lead Independent Director or the independent directors as a group by using the same contact procedures available to shareholders and interested parties for communicating with the Board of Directors (see, “Shareholder and Other Interested Parties Communications with Directors”).

Although the positions of Chairman of the Board and Chief Executive Officer are filled by the same person, we believe our policies and protocols, and the review by independent board members and committees, provide adequate, independent oversight of management in order to create a distinct separation between the Board of Directors and management.

The Board’s Risk Oversight Role

The Board of Directors has overall responsibility for risk management. The Board of Directors oversees the management of risk by understanding and monitoring the material risks facing us and how management is managing those risks and by evaluating the appropriate level of risk. The Board of Directors has delegated responsibility for certain areas of its risk oversight to committees. The Compensation Committee, together with the Board of Directors, reviews and manages risks related to our compensation policies and programs. As a NYSE-listed company, the Audit Committee is charged with discussing policies to govern the process by which management assesses and manages exposure to financial risk.

Meetings and Committees of the Board of Directors

The Board of Directors held 4 regular meetings and 6 special meetings during the year ended December 31, 2010 and took action by unanimous written consents on 3 different occasions in lieu of a special meeting. During 2010, no director missed any of the meetings of the Board of Directors or any committees of which the director was a member. Throughout 2010, the standing committees of our Board of Directors were the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

The directors are expected to attend our annual meeting of shareholders, but are not required to do so. All of our current directors attended our 2010 Annual Meeting of Shareholders.

Committees of the Board of Directors

The Compensation Committee consisted of the following directors during 2010:

•	Mr. Becker (Chairman);

•	Ms. Cain;

•	Mr. Glick, through the end of his term on the Board in April 2010; and

•	Mr. Young, upon his election in April 2010.

All of the committee members are independent as required for compensation committee members under NYSE listing standards. The Compensation Committee is responsible for our executive compensation philosophy. It annually reviews the performance of Sidney B. DeBoer, our Chief Executive Officer, and establishes his base salary and incentive compensation; and it also approves the compensation for the other executive officers and reviews and recommends the compensation for non-employee board members. The Compensation Committee also administers our employee benefits plans, including our 2003 Stock Incentive Plan, our 2009 Employee Stock Purchase Plan and our executive variable compensation plans. The Compensation Committee held seven meetings during 2010. The current Compensation Committee Charter is available on our website at www.lithia.com. See “Compensation Discussion and Analysis” for a discussion of our compensation philosophy and how the Compensation Committee determines the compensation of our executive officers.

The Audit Committee consisted of the following directors during 2010:

•	Ms. Cain (Chairman);

•	Mr. Becker;

•	Mr. Glick, through the end of his term on the Board in April 2010; and

•	Mr. Young upon his election in April 2010.

The Audit Committee is responsible for selecting and hiring our independent registered public accountants and for overseeing our accounting functions, our system of internal control established by management and the processes to assure compliance with applicable laws, regulations and internal policies. Our Director of Internal Audit also reports directly to the Audit Committee. The Audit Committee held five meetings during 2010.

All of the committee members are independent and financially literate as required for audit committee members under NYSE listing standards and the Audit Committee Charter. The Board of Directors has reviewed the qualifications and experience of the nominees standing for election and has determined that Ms. Susan O. Cain satisfies the requirements of an “audit committee financial expert” as such term is defined by the SEC. The current Audit Committee Charter is available on our website at www.lithia.com.

The Corporate Governance Committee consisted of the following directors during 2010:

•	Mr. Glick (Chairman through the end of his term on the Board in April 2010);

•	Mr. Young (Chairman, upon his election to the Board in April 2010);

•	Mr. Becker; and

•	Ms. Cain.

The primary objectives of the Corporate Governance Committee are to assist the Board of Directors in:

•	identifying qualified individuals to become board members and recommending to the Board of Directors nominees for each annual meeting of the shareholders;

•	determining the composition of the Board of Directors and its committees;

•	developing and implementing a set of effective corporate governance policies and procedures;

•	developing and enforcing a Code of Business Conduct and Ethics;

•	monitoring a process to assess the effectiveness of the Board of Directors, its members and its committees; and

•	ensuring compliance with the NYSE listing standards.

The Corporate Governance Committee held four meetings during 2010. The current Corporate Governance Committee Charter is available on our website at www.lithia.com.

All of the committee Charters, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and our Shareholder Communications Policy may be obtained by interested parties by requesting a written copy of the document from our Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. These documents are also available on our website at www.lithia.com (go to Investor Relations).

Director Qualifications and Nominations

The Corporate Governance Committee is responsible for identifying and evaluating potential director nominees to fill any vacancies on the Board of Directors. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. As a result, the Corporate Governance Committee annually reviews the composition of the Board and evaluates the qualifications and contributions of the current directors in the context of the desired composition of the Board, our operating requirements and the long-term interests of our shareholders. Consequently, the qualifications required of individuals for consideration as a board nominee will vary according to the particular areas of expertise being sought as a complement to our existing Board composition at the time of any vacancy. Potential candidates are identified from various sources, including management, other board members, legal counsel, business leaders and other industry executives and directors. To date, the Board has not used an outside director search firm to identify potential director nominees.

The Corporate Governance Committee evaluates potential nominees based on certain criteria which include the individual’s age, skills, experience and other factors the Committee deems appropriate given our needs and the needs of the Board in order to maintain the Board’s overall diversity. In this context, diversity encompasses differences of viewpoint, personal and professional experience, education, skill, and other individual qualities and backgrounds, such as gender, race and ethnicity differences. Qualified director nominees should possess high moral character and personal integrity, high level of leadership or managerial experience, knowledge relative to matters affecting our business, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of shareholders and our growth, the ability to dedicate sufficient time to Board activities and duties and, for independent directors, the absence of any conflicts of interest or material affiliations with us or our executive officers. The Corporate Governance Committee reviews its effectiveness in balancing these criteria when assessing the composition of the Board.

We require all of our directors to annually sign a confidentiality agreement to reinforce their commitment to protect our confidential information and our business reputation and to comply with applicable securities laws.

We seek to attract and retain qualified candidates for board membership, regardless of the origin of recommendation. The Corporate Governance Committee will consider potential nominees recommended by any record or beneficial shareholder. Shareholders may recommend individuals to the Corporate Governance Committee for consideration as potential director nominees by submitting a written recommendation to the Chairman of the Corporate Governance Committee in accordance with our Shareholder Communication Policy. To be considered for nomination to the following year’s Board of Directors, the written recommendation must be received at our principal executive office not less than 120 days prior to the first anniversary of the mailing of the preceding year’s Notice of Internet Availability. For our 2012 Annual Meeting, the recommendation must be received no later than November 19, 2011.

The written recommendation must include the candidate’s name, together with appropriate biographical information, qualifications and background materials, a statement that the person submitting the recommendation is a shareholder entitled to vote in the election of directors and a consent to serve as director signed by the recommended individual. If the necessary information is received in a timely manner, the Corporate Governance Committee will evaluate the shareholder-recommended candidate using substantially the same process, and applying substantially the same criteria, as it uses to evaluate all other candidates. Recommended candidates are submitted to the Board for approval as director nominees. If the Board determines to nominate a shareholder-recommended candidate, the candidate’s name will be included in our proxy and submitted to shareholders for election.

Shareholders may nominate director nominees at the meeting, without any action or recommendation on the part of the Corporate Governance Committee or the Board of Directors, by delivering written notice of the proposed nomination to the Secretary of Lithia Motors, Inc. at 360 E. Jackson Street, Medford, Oregon 97501, and the inclusion of a statement that such shareholder intends to attend the meeting to make the nomination. If the shareholder wants the nominee included in our proxy statement, the notice must be delivered or mailed and received at the above address not less than 120 days prior to the first anniversary of the mailing of the preceding year’s Notice of Internet Availability and must set forth all information required by Rule 14a-8 of the Securities Exchange Act of 1934, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation, or employment of such person, the class and number of shares of capital stock beneficially owned by the person, and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Securities Exchange Act of 1934. In addition, certain information must be provided about the shareholder or shareholder group making a nomination. Finally, a shareholder or shareholder group making a nomination must comply with all other applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

Proposal No. 2

Approval of the Discretionary Support Services Variable Performance Compensation Plan

The Compensation Committee recommended, and the Board of Directors adopted, a Discretionary Support Services Variable Performance Compensation Plan (the “Compensation Plan”) on December 16, 2010. Participation by any executive officer in the Compensation Plan is conditional based upon the approval of the plan by the shareholders at the Annual Meeting and, upon approval, will replace the previously-approved 2008 Discretionary Support Services Bonus Plan and the 2008 L2 Performance Objectives and Bonus Plan. Shareholder approval of the Compensation Plan is required for performance-based compensation payments to executive officers to be exempt from the deduction limitations contained in Section 162(m) of the Internal Revenue Code of 1986 and related regulations.

Summary of the Plan

Participants. The following named executive officers are eligible to participate in the Compensation Plan for 2011. Sidney B. DeBoer, Chief Executive Officer; Bryan B. DeBoer, President and Chief Operating Officer; M. L. Dick Heimann, Vice Chairman; R. Bradford Gray, Executive Vice President; and Chris Holzshu, Senior Vice President and Chief Financial Officer. Thirty-five other officers and managers are also currently eligible to participate in the Compensation Plan.

Administration. The Compensation Committee, which is comprised solely of independent board members, is responsible for administering the Compensation Plan.

Variable Performance Compensation. The Compensation Plan provides for the payment of variable compensation. Under the plan, each participant will have a maximum potential based on a percentage (not to exceed 150%) of that participant’s annual salary (not to exceed $1.0 million). The participant’s variable compensation received under the plan will be a percentage of the participant’s maximum potential, determined based on the accomplishment of certain shared company or division objectives, measured at the end of each performance period. Currently, the performance period is six months; however, the Compensation Committee could revise the performance period for future plans to a full year. The specific performance targets and the percentage of the potential attributed to each performance objective, if any, may change each period and are determined by the Compensation Committee within the first 45 days of each period.

Performance Objectives. The following are the general performance objectives for the Compensation Plan. The performance goals for future periods can be based on one or more of these objectives:

•	Company Profit Targets

•	Used Vehicle Sales (Revenue or Units)

•	Fixed Department Sales

•	Manufacturer Sales Satisfaction Scores

•	Manufacturer Service Satisfaction Scores

•	Manufacturer Sales Responsibility (New Vehicles) Attainment

For the First Half 2011 Plan, the following table sets forth the maximum percentage of the participant’s maximum potential that may be achieved under each such performance objective for the first six months of 2011. For each subsequent period, the Compensation Committee may change (i) which of these performance objectives will be considered; (ii) the specific targets; (iii) the inclusion or exclusion of discontinued operations, non-recurring items or impairment charges; (iv) whether such objectives are thresholds to be achieved, relative changes from previous periods or are compared to a defined or identified peer group; and (v) the applicable percentages for each of the performance objectives.

Objectives for First Half 2011		Maximum Percentage of Maximum Variable Compensation for First Half 2011
Financial Performance:
1.	Pre-Tax Net Profit Targets (GAAP consolidated pre-tax profit excluding any non-operating transactions or disposal activities)	75%
2.	Used Vehicle Unit Growth Rate (based on same-store unit rate)	5%
3.	Fixed Department Sales Growth Rate (based on same-store revenue growth rate)	5%

Non-Financial Performance:
4.	Sales Satisfaction Scores (% of same stores equaling or exceeding specified manufacturers’ criteria)	5%
5.	Service Satisfaction Scores (% of same stores equaling or exceeding specified manufacturers’ criteria)	5%
6.	New Vehicle MSR Performance (% of same stores at or above market sales rate threshold set by specified manufacturers)	5%

The Board of Directors has determined that any details regarding future performance objectives, other than such information which is disclosed herein, is confidential commercial or business information, the disclosure of which would have a material adverse effect on us. As such, we are not disclosing certain confidential information which may be a material term of the performance objectives. However, our Compensation Discussion and Analysis for each year will identify the targets achieved under the Compensation Plan.

The payment of any variable performance compensation is in the negative discretion of the Board of Directors. Performance achievement of each objective is determined in the sole judgment of the Compensation Committee. In making such judgment, the Compensation Committee disregards the impact (whether positive or negative) resulting from a change in accounting rules but is otherwise based upon U.S. GAAP. Further, with respect to non-executive officer participants, the Compensation Committee may disregard the impacts resulting from material changes from the current core business model, a major acquisition or series of acquisitions, or a disposition of a major portion of our business.

Payments to our named executive officers are also subject to a “claw-back” in the event a restatement of our financial performance would result in an adjustment in the amounts previously awarded under the Compensation Plan.

The highest maximum potential of any participant under the plan is equal to 150% of base salary. If the highest threshold is attained for all objectives, the maximum amount payable related to performance in 2011 to the CEO and the other four named executive officers would be $3,072,900 (however, only two of the five named executive officers are eligible for the maximum 150% potential under the First-Half 2011 Plan). The thresholds achieved in 2010, 2009, 2008, 2007 and 2006 under similar plans were 47.5%, 42.0%, 12.0%, 34.0% and 35.0%, respectively, of each participant’s maximum potential. However, management and the Compensation Committee, under their negative discretion, elected to pay no bonuses to the named executive officers under the plan for 2007 and 2008 performance.

Federal Tax Consequences. For federal income tax purposes, Section 162(m) of the Internal Revenue Code generally prohibits us from deducting employee compensation that otherwise would be deductible to the extent such compensation exceeds $1.0 million for any “covered” employees in any fiscal year. Compensation that is performance-based, as defined in Section 162(m), is not subject to the deductibility limitations if such benefit plan satisfies certain criteria.

Compensation paid under a compensation plan will not be subject to the deduction limit if:

•	it is payable on account of the attainment of pre-established objective performance goals set forth within the plan;

•	the Compensation Committee, which is comprised solely of outside directors, approves the maximum individual awards on or near the beginning of each performance period;

•	the plan, which sets forth the material terms of the compensation and performance goals, is disclosed to and approved by shareholders before payment; and

•	the Compensation Committee certifies that the performance goal has been satisfied before payment.

The Compensation Plan contains provisions for each of the above requirements and is intended to qualify as a performance-based plan under Section 162(m). It is believed that all goals can be objectively determined.

New Plan Benefits

The following table summarizes estimated performance compensation that would be earned under the Compensation Plan in 2011 based on 2011 base salaries but using 2010 operating results and company performance.

Name and Position(s)		Dollar Value(1)
Sidney B. DeBoer	Chairman, Chief Executive Officer and Secretary	$598,500
Bryan B. DeBoer	President and Chief Operating Officer	$444,600
M. L. Dick Heimann	Vice Chairman	$75,953
R. Bradford Gray	Executive Vice President	$233,700
Chris Holzshu	Senior Vice President and Chief Financial Officer	$106,875
All Current Executive Officers as a Group (5 people)		$1,459,628
All Eligible Non-Executive Officer Employees as a Group (approximately 35 people)		$960,998

(1)	Amounts are not indicative of amounts to be earned under the Compensation Plan during 2011 because such amounts were based upon the application of 2011 criteria to 2010 operating results and company performance. Further, because the Compensation Plan’s initial performance period for 2011 is six months, the amounts in the table reflect twice the amount calculated under the six-month plan. The listed executives have a maximum potential of 150% of base salary with the exception of M. L. Dick Heimann, Bradford Gray and Chris Holzshu whose maximum potentials are 50%, 100% and 75% of base salary, respectively.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting and entitled to vote on this matter is necessary to approve the Discretionary Support Service Variable Performance Compensation Plan.

The Board of Directors has approved the adoption of the Discretionary Support Services Variable

Performance Plan and unanimously recommends a vote FOR this proposal.

Proposal No. 3

Approval of the Performance–Vesting Equity Award Program

Until recently, most equity awards made to employees under our 2003 Stock Incentive Plan (the “Plan”) were stock options. With the significant reduction in vehicle sales starting with the nation’s financial crisis in 2008, our operating results and stock price dropped precipitously, leaving virtually all our outstanding stock options either valueless or with little value. As a consequence, the awards served no meaningful incentive to the holders and provided little or no continuing retention benefits. Despite these limitations, we are still incurring significant compensation expense as outstanding options continue to vest. Further, the combination of low interest rates and the high volatility in our stock price contributed to a higher valuation/cost to stock option grants relative to the market value of the underlying shares. As a result, management and the Compensation Committee have shifted from their prior practice of granting predominately stock options to awarding a lower number of time-vested restricted stock units (“RSUs”). The RSUs are expected to provide the incentives and retention benefits expected of equity grants, even if economic and market conditions result in lower stock prices in the future. Further, based upon our equity grant practices, shifting to RSU awards has reduced the compensation expense of this program.

It is our policy that all compensation be compliant with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), ensuring such expenses are deductible for federal tax purposes. Stock options, by their nature, are “performance-based” under the Code so long as they are issued at or above the market value of the underlying shares. RSUs are not, unless vesting is conditioned upon a shareholder-approved performance-based standard. The 2003 Stock Incentive Plan permits us to tie vesting to, among other things, “company…performance…” but does not identify any specific performance criteria. Proposal No. 3 is to approve a performance-based standard requiring the achievement of a designated level of income, which, at a minimum, must be positive. Previously, we issued RSUs to our employees, which are not earned (“vested”) in full unless the employee continues to remain an employee for four years. For 2011, we added a performance-based requirement to some of the awards to satisfy the Section 162(m) requirements. It is the Compensation Committee’s intent to include a performance requirement in future awards to all named executive officers, but may include the requirement in other grants as well.

Summary of the Plan

Participants. The following named executive officers received RSU time and performance-based awards in 2011: Bryan B. DeBoer, President and Chief Operating Officer; R. Bradford Gray, Executive Vice President; and Chris Holzshu, Senior Vice President and Chief Financial Officer.

Administration. The Compensation Committee, which is comprised solely of independent board members, is responsible for administering the Plan.

Performance-Based Vesting. The Plan permits awards to be performance-vesting. The specific performance thresholds will be set and may be changed by the Compensation Committee at the time of each award.

Performance Objectives. The performance objective for the awards made subject to performance-vesting is the attainment of a designated level of income determined in accordance with U.S. GAAP which, at a minimum, must be positive. For each award, the Compensation Committee may change (i) the specific targets; (ii) the inclusion or exclusion of taxes, discontinued operations, non-recurring items or impairment charges; (iii) whether such objectives are thresholds to be achieved, relative changes from previous periods or are compared to a defined or identified peer group; (iv) whether the target is an annual requirement or some other time frame; and (v) whether to include multiple thresholds for entitlement of full vesting.

For 2011 awards, the Compensation Committee set a performance standard requiring us to achieve positive adjusted net income from continuing operations for each year the award would otherwise be earned based upon continued employment.

Federal Tax Consequences. For federal income tax purposes, Section 162(m) of the Internal Revenue Code generally prohibits us from deducting employee compensation that otherwise would be deductible to the extent such compensation exceeds $1 million for any “covered” employees in any fiscal year. Compensation that is performance-based, as defined in Section 162(m), is not subject to the deductibility limitations if such benefit plan satisfies certain criteria.

Compensation paid under a compensation plan will not be subject to the deduction limit if:

•	it is payable on account of the attainment of pre-established objective performance goals set forth within the plan;

•	the Compensation Committee, which is comprised solely of outside directors, approves the maximum individual awards on or near the beginning of each performance period;

•	the plan, which sets forth the material terms of the compensation and performance goals, is disclosed to and approved by shareholders before payment; and

•	the Compensation Committee certifies that the performance goal has been satisfied before payment.

Upon receipt of shareholder approval, awards under the Performance-Vesting Equity Award Program are expected to satisfy each of the above requirements and the Plan is intended to qualify as a performance-based plan under Section 162(m).

New Plan Benefits

The following table summarizes the RSUs awarded to our named executive officers on March 10, 2011. These shares will be earned 25% on March 10, 2013, 25% on March 10, 2014 and 50% on March 10, 2015 if, and only if, such executive continues to be an employee on such date and for each of year-end 2011, 2012, 2013 and 2014, we achieve positive adjusted net income from continuing operations. For any year such income is not achieved, 25% of the award is forfeited.

Name and Position(s)		Restricted Share Units	Dollar Value(1)
Sidney B. DeBoer	Chairman, Chief Executive Officer and Secretary	—	$—
Bryan B. DeBoer	President and Chief Operating Officer	30,000	$435,000
M. L. Dick Heimann	Vice Chairman	—	—
R. Bradford Gray	Executive Vice President	6,000	$87,000
Chris Holzshu	Senior Vice President and Chief Financial Officer	9,900	$143,550
All Current Executive Officers as a Group (5 people)		45,900	$665,550
All Eligible Non-Executive Officer Employees as a Group (approximately 35 people)		66,175	$959,538

(1)	Based upon the closing price of our Class A common stock on March 10, 2011.

As with our Discretionary Support Services Variable Performance Compensation Plan, awards to our named executive officers are subjected to a “claw-back” in the event a restatement of our financial performance would result in a failure to achieve the performance objective set for the vesting of any such award.

Ratification of the Amendment to Two Prior Awards

In March 2010, we made a RSU award to Sidney B. DeBoer, our Chairman and CEO, of 60,000 units, and to Bryan B. DeBoer of 32,000 units. These prior awards will be earned 25% in March 2012, 25% in March 2013 and 50% in March 2014 conditioned upon their continued employment. To ensure that the compensation expense incurred by us with respect to these awards is deductible, we, with the consent of the executives and subject to a favorable shareholder vote, amended these two awards to add an additional requirement that we have positive adjusted net income from continuing operations for year-end 2012, 2013 and 2014. For any year the performance threshold is not achieved, 25% of the award is forfeited.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting and entitled to vote on this matter is necessary to approve the Performance-Vesting Equity Award Program and Ratify the Amendment to two prior awards.

The Board of Directors has approved the adoption of the

Performance-Vesting Equity Award Program and the Amendment to two prior awards and unanimously recommends a vote FOR this proposal.

Proposal No. 4

Advisory Vote on Executive Compensation

Under recently adopted regulations, shareholders are permitted to provide an advisory vote regarding the compensation of our named executive officers for 2010. This advisory vote, while not binding on the Board of Directors or Compensation Committee, provides a means by which shareholders may confirm and approve the overall compensation package of the executive management team. The vote is a vote to approve or disapprove the overall compensation package of the named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person. Although not binding, the results of the vote will be taken into consideration when the Compensation Committee reviews the executive compensation package in the future.

Our executive compensation policies are designed to align the interests of our executive management team with those of our shareholders, provide competitive compensation to attract and retain experienced executive talent, reward achievement of our strategic goals and objectives, both short-term and long-term, while providing a meaningful portion of total compensation that is dependent on our overall financial performance, both long-term and short-term. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section and related executive compensation tables which outlines the total compensation package and our compensation practices relative to our performance. We believe the overall compensation is appropriate for the following reasons:

•

The potential compensation under the 2010 Variable Compensation Plans was directly related to our profitability each period and to our comparative operational effectiveness compared to other public automotive retailers.

•

The performance criteria, other than net profits before taxes, under the 2010 Variable Compensation Plan, reflect our annual operational goals and objectives and accomplishment of those goals and objectives relative to the performance of our industry peer group.

•

The amount and type of compensation is based in part on a compensation analysis of our peer group provided by an independent compensation consultant, which confirms that overall compensation for our named executive officers is the lowest in the sector.

•	None of the named executive officers have employment agreements or severance arrangements for termination, other than in the event of a change in control.

•	A significant portion of the total compensation of our named executive officers is performance based.

•	Shareholder value increased 77% during 2010.

•	Adjusted net income from continuing operations increased from $12.2 million in 2009 to $24.8 million in 2010.

•	Annual base salaries of our continued named executive officers have remained unchanged (or in some cases reduced) since 2007.

In accordance with recently adopted guidance pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2011 Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the approval of the Advisory Resolution on Executive Compensation.

Proposal No. 5

Advisory Vote On The Frequency Of Shareholder Votes On Executive Compensation

Shareholders have the opportunity to advise the Board of Directors, in a non-binding vote, whether we should conduct an advisory (non-binding) vote on executive compensation of our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 4 above) every one, two or three years. In considering your vote, you may wish to review the information presented in connection with Proposal No. 4 above, the information on our compensation philosophy and policies regarding the named executive officers presented in Compensation Discussion and Analysis and the related compensation tables.

While our compensation strategies are related to both the short-term and longer-term business outcomes, we realize that compensation decisions are made annually. We also believe that an annual advisory vote on executive compensation will give us more frequent feedback on our compensation disclosures and executive compensation program. The Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur each year.

Shareholders should be aware that this advisory vote occurs after the beginning of the compensation year and will not be reflected in the compensation policies currently effective for 2011. In addition, because the compensation elements integrate into an overall compensation package, it may not be possible to immediately change the compensation package to reflect the results of one year’s advisory vote on executive compensation before the next annual meeting of shareholders.

The text of the proposed resolution is as follows:

“Resolved, that the shareholders recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of our named executive officers should occur every ☐ one year, ☐ two years or ☐ three years.”

The Board of Directors recommends a vote in favor of “one year” with respect to the frequency to conduct future advisory votes on executive compensation.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when making future decisions about how often we conduct an advisory shareholder vote on our executive compensation. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board of Directors may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Proposal No. 6

Ratification of Independent Registered Public Accountants for the Year Ending December 31, 2011

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accountants, as auditor for the year ending December 31, 2011. The selection of independent registered public accountants is being submitted to a vote of the shareholders. If the appointment of the independent registered public accountants is not ratified by shareholder vote, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG LLP. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of their firm if such representative so desires, and will be available to respond to appropriate shareholder questions. KPMG LLP was the independent registered public accountant for the year ended December 31, 2010.

Fees Paid to KPMG LLP Related to Fiscal 2010 and 2009

	2010	% approved by Audit Committee	2009	% approved by Audit Committee
Audit Fees	$822,500	100%	$982,399	100%
Audit Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—

	$822,500		$982,399

Pre-Approval Policies

All audit and non-audit services performed by KPMG LLP, and all audit services performed by other independent registered public accounting firms, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit and audits of employee benefit plans. KPMG LLP may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including, but not limited to, any bookkeeping or related services, information systems consulting, internal audit outsourcing, legal services and management or human resources functions.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting and entitled to vote on this matter is necessary to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2011.

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reports to the Board of Directors and is responsible for assisting the Board in fulfilling its oversight responsibilities relating to (a) the preparation and integrity of the Company’s financial statements; (b) the engagement of the independent registered public accounting firm and the evaluation of their performance, qualifications and independence; (c) the implementation and evaluation of the Company’s internal accounting and financial controls, procedures and policies; and (d) the compliance with certain legal and regulatory requirements, including programs and policies established by management or the Board of Directors. The current Audit Committee charter is available on our website at www.lithia.com.

In discharging our responsibilities, we have met with the Company’s management and its independent registered public accounting firm, KPMG LLP, to review the Company’s accounting functions and the audit process. We discussed and reviewed with the independent registered public accounting firm all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. We also discussed and reviewed the results of the independent registered public accounting firm’s audit of the company’s financial statements, the quality and adequacy of the company’s internal control and issues relating to auditor independence. We also obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” and discussed with the auditors any relationships that may impact their objectivity and independence.

Based on our review and discussions with the Company’s management and independent registered public accountants, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

We also meet regularly with the Company’s Director of Internal Audit to review the nature and extent of the Company’s internal controls, the review procedures performed by internal audit regarding such controls and the frequency and results of such reviews. We note that a follow-up procedure is in place to monitor any corrective actions that have been recommended.

Submitted by:

Susan O. Cain (Chairman)

Thomas Becker

William Young

COMPENSATION DISCUSSION AND ANALYSIS

Our Board of Directors is responsible for establishing and administering our executive compensation and employee benefit programs. This Board duty has been delegated to the Compensation Committee (referred to in this analysis as the “Committee”) in accordance with the Compensation Committee Charter. The Committee annually reviews the executive compensation program and approves appropriate modifications to the senior executive compensation packages, including specific amounts and types of compensation used. The Committee is responsible for establishing the compensation of the CEO; and, in the context of our overall compensation goals and objectives, reviews and approves the recommendations of the CEO regarding compensation and incentive plans of other senior executive officers and their related employees. The Committee also establishes the annual compensation of the non-employee directors and oversees the equity compensation plans, including the administration of the 2003 Stock Incentive Plan and the 2009 Employee Stock Purchase Plan and approves any payments under variable compensation plans.

This Compensation Discussion and Analysis provides information on our executive compensation program and policies and provides amounts in the executive compensation tables that follow for our named executive officers.

Executive Compensation Philosophy and Objectives

The objective of our compensation program is to (i) provide a competitive, comprehensive compensation package to attract, retain and motivate highly talented personnel at all levels of our organization; and (ii) provide incentives and rewards for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives. Therefore, we strive to establish a compensation package that is competitive within the industry and where our stores and offices are located, while maintaining and promoting our interests, as well as the interests of our shareholders. Additionally, whenever appropriate, the compensation is structured to maximize the tax benefits available to us and minimize compensation expense.

We believe that specific levels of compensation should reflect the comparative management responsibility of the position within our company, the relative value of the position in the marketplace and the competition for quality, key personnel in our industry. We, therefore, provide a competitive base salary, a semi-annual performance-based cash incentive plan, a long-term incentive plan and equity based compensation. The performance-based cash incentive plan is designed to reward our executive management team for attaining specific financial and operational goals established by the Board of Directors for periods of not less than six months; while the long term incentive plan and equity-based incentives are designed to encourage our executive officers and directors to focus on maximizing shareholder wealth long term and allowing each person to participate in our long-term growth and financial success. By using a mix of base pay and short and long-term incentives, our goal is to align the short and long-term interests of our senior and mid-level management with those of our shareholders.

Executive Officers

The following table identifies our current named executive officers, the positions they hold, and the year in which they became an employee. Our officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s)	With Company Since
Sidney B. DeBoer	67	Chairman, Chief Executive Officer and Secretary	1968
Bryan B. DeBoer	44	President and Chief Operating Officer	1989
M. L. Dick Heimann	67	Vice Chairman	1970
R. Bradford Gray	59	Executive Vice President	1981
Christopher Holzshu	37	Senior Vice President and Chief Financial Officer	2003

Information on the business backgrounds of Sidney B. DeBoer and Bryan B. DeBoer are provided in “Election of Directors” above.

Dick Heimann has served as Vice Chairman since 2006. Prior to serving as Vice Chairman, Mr. Heimann, served as our President and Chief Operating Officer from 1997 to January 2006. Mr. Heimann joined Lithia in 1970 as General Manager and Partner of our first Dodge stores in Medford and Ashland, Oregon. From 1970 through our 2008 annual meeting, he served as a director of the company. Prior to joining us, he served as a service representative and district manager of Chrysler Corporation from 1967 to 1970. He has been a member of various state and national automobile industry organizations and community charities. Mr. Heimann is a graduate of the University of Colorado with a B.A. in Biology and Languages.

Brad Gray has served as Executive Vice President involved in acquisitions and dispositions, claims resolutions and human resources since 1996 and was also a Board member from 1997 until May 2005. From 1981 to 1995, he served in various capacities, including as General Manager of our Lithia Dodge (1989-1991) and Grants Pass (1991-1995) stores. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

Christopher Holzshu has served as Senior Vice President and Chief Financial Officer since November 2010. Mr. Holzshu is responsible for all aspects of accounting, finance and financial planning and analysis; is directly involved in operations; and oversees our performance monitoring functions, including setting operational targets for store performance and improvements; tracking and managing company-wide budgets, and capital deployment decision making. Prior to his promotion to Chief Financial Officer, Mr. Holzshu served as Vice President, Financial Planning and Analysis since 2007, where he was actively involved in business development, budgeting, forecasting, procurement, payroll and benefits. He joined Lithia in 2003 as Director of Accounting to oversee corporate accounting, and later served as Assistant Vice President of Audit and Compliance, responsible for internal audit and compliance. Before joining Lithia, Mr. Holzshu spent several years with KPMG LLP, where he specialized in the automotive manufacturer and retail automotive sectors. Mr. Holzshu is a licensed CPA in Oregon.

Establishing Compensation

The Committee is responsible for determining the compensation package for our CEO. The Committee meets in executive session, without the CEO, to evaluate his performance and to set the amount and type of compensation to be paid to him.

For senior executive officers other than the CEO, the CEO recommends compensation packages for each. The Committee reviews these recommendations and, after a discussion that may result in mutually agreeable changes, the compensation packages are approved by the Committee.

In prior years, the Committee has used the services of Rodeghero Consulting Group (“RCG”) as an independent compensation consultant reporting to the Committee, to prepare a report with respect to the market competitiveness of the compensation for our CEO, our other named executive officers and certain other senior executives. In 2010, the Committee engaged RCG to update its report to reflect 2009 peer-group compensation data. For this study, RCG, in collaboration with the Committee, selected a primary and a secondary peer group of companies. The primary peer group consisted of the other public automotive retailers (except AutoNation was excluded based upon its disproportionate size): Asbury Automotive Group, Group 1 Automotive, Penske Automotive Group and Sonic Automotive. The secondary peer group consisted of public retailers chosen for regional and market capitalization comparability: Zumez, Midas, Coldwater Creek, Cascade Corp. and Blue Nile. The primary peer group, while consisting of companies larger than Lithia, represents a comparison group (i.e., labor market) for the core competencies of those senior executive positions that require “industry-specific” competencies. The secondary peer group was the primary comparison point for executive positions that do not demand exceptional industry-specific competencies and for the Board of Directors, and served as an additional comparison for all positions.

The updated report focused primarily on the CEO, COO and CFO positions. In summary, total direct compensation for the CEO was at the low end of the primary peer group and somewhat above the median for the secondary peer group. For the COO, the total direct compensation was near the bottom of the primary peer group and at the top of the secondary peer group. For our current CFO, the study shows his total direct compensation is significantly lower than the primary peer group and at the low end of the secondary peer group.

The study highlighted that our past practice has been to provide the vast majority of total direct compensation in the form of salary and cash incentive payments, with relatively lower levels of long-term incentive and equity awards.

The comparative compensation levels for the other named executives were more difficult to analyze as their job descriptions did not match the survey data; however, the data suggests that the cash compensation for our EVP falls above the median of the primary peer group. The report did not rank the data based upon relative company performance, but noted a large range in company performance metrics and minimal correlation with total direct compensation levels.

When determining the amount and form of annual compensation for our CEO, in addition to the compensation study, the Committee reviews and considers the results of the independent 360 degree review of the CEO conducted annually, and the Committee considers each component of total compensation earned by our CEO. The amount of base salary for our CEO is based on competitive market factors, the relative performance of Lithia and the relative pay level within the senior management team. The base salaries of executive officers other than the CEO are based, in part, on their respective responsibilities and the relative internal pay equity among the senior executives.

Our 2008 Discretionary Support Services Bonus Plan (the “Variable Compensation Plan”) is a cash bonus plan intended to compensate the executive for our annual year-to-year performance. The general performance criteria of the Variable Compensation Plan were approved by shareholders in May 2008. Because the payments under the Variable Compensation Plan are purely performance based, prior bonus payments are not taken into consideration when setting the annual salaries or making equity awards. Because of the severe recession suffered in 2008, which disproportionately affected vehicle sales and particularly those of the domestic manufacturers which constituted the significant majority of our stores, starting in 2009, management recommended and the Committee concurred in shortening the performance period to six months to permit management and the Committee to better set meaningful threshold targets with shorter performance periods. This has permitted us to select targets which are achievable with the successful execution of initiatives set in place, without rapidly changing economic factors either making the target unachievable in spite of excellent relative performance, or easily achieving the targets based primarily on an unexpected improvement in the economy. It is management’s current intention to continue with half-year plans.

The amount of the performance compensation each period is determined by a formula set forth in the half-year plan. Management initially proposes the performance thresholds and specific criteria and terms of the plan commensurate with the company-wide strategic and annual operational and financial goals and objectives, and submits the plan to the Committee. The performance criteria for each period are comprised from those performance criteria previously presented to and approved by the shareholders. The Committee reviews the proposal, makes suggested changes and, after the final terms are agreed upon, approves the plan. Following the end of each period, the Committee and management review our performance relative to the prior period’s written plan, determine the level of performance attained for that period and calculate the applicable variable compensation. These calculations are reviewed and confirmed by our internal audit department in writing. All variable compensation approved by the Committee is paid in the following quarter.

Our equity-based awards are intended to reward long-term growth and align the interests of management with those of the shareholders, thereby increasing shareholder value. Because options mature and eventually expire or are exercised, we have continued to award equity grants to the CEO through 2010 and to other senior executives as additional incentive to increase shareholder value. Annual equity grants to the named executive officers have varying vesting schedules designed to ensure that the executives always have multiple unvested options outstanding to maximize the job retention benefit of our equity award program. Recently, we ceased granting stock options and switched to awarding RSUs, which are earned over time. For named executive officers, these awards will also be subject to a performance standard to ensure the compensation expense associated with the awards is compliant with Section 162(m) of the Code and therefore deductible for federal income tax purposes. See Proposal No. 3 for further information about the shareholders’ vote to approve the Performance-Vesting Equity Awards Program.

We attempt to maximize the tax benefits related to compensation expense; however, tax considerations are not the compelling factor in determining the annual compensation package or form of compensation. Because all forms of equity compensation are now required to be accounted for as compensation expense, equity awards are structured in a manner designed to lessen our after-tax compensation expense while achieving our compensation goals.

The Committee intends all compensation to be compliant with Section 162(m) of the Code in order to permit us to be able to deduct, for federal income tax purposes, all compensation paid to the named executive officers. Accordingly, the Variable Compensation Plan and RSU awards to our named executive officers are “performance-based compensation programs” and, as required, were, or are being, submitted to shareholders for approval. Periodically, as required by the Code and whenever material changes are made to the performance criteria, the revised plan will be resubmitted to shareholders for approval.

Benefit Programs

Our named executive officers are generally eligible to participate in benefit programs available to all full-time employees, including health and disability insurance and participation in a 401(k) plan. However, because of limitations contained in the Code applicable to principal shareholders and their family members, only our CFO is currently eligible to participate in our 2009 Employee Stock Purchase Plan.

Employment Agreements

We have not entered into employment agreements with any of the named executive officers, all of whom are employees at will whose employment can be terminated with or without cause. However, we do have Change in Control Agreements with certain senior executives which provide for severance in the event of termination of employment following a change in control.

Change in Control Agreements

We have entered into Change in Control Agreements with Sidney DeBoer, Bryan DeBoer, Chris Holzshu, John North, VP of Finance and Corporate Controller, and M.L. Dick Heimann. We previously had a similar agreement with former CFO Jeffrey B. DeBoer that terminated upon his departure in October 2010. In the event of termination following a change in control, as defined in the agreements, each executive will receive two times their base salary for the year in which termination occurs. Each of them will also receive health insurance benefits for the shorter of 24 months or the full COBRA period.

In the case of Sidney DeBoer and M.L. Dick Heimann, a change in control will not be deemed to have occurred if Sidney DeBoer, Lithia Holding Company, LLC or an affiliate of either owns, votes or controls more than 20% of the stock of the resulting entity after such event.

With the downturn in the automotive industry generally and the related decline in our stock price in 2009, the Board of Directors recognized that we could be an attractive acquisition target and adopted the Change in Control Agreements as a means of providing an incentive for the executive team to remain with us. Additionally, if the Board of Directors determined that a sale of our business was in the best interest of shareholders, the Board of Directors wanted to provide an appropriate level of severance should the sale result in termination of certain members of the executive team. All of our equity grant agreements with our executive officers contain provisions that accelerate vesting upon a change in control.

Components of 2010 Executive Officer Compensation

We maintain a relatively simple compensation program compared to many other companies. We provide a base salary, variable performance cash compensation, equity grants and limited personal perquisites and benefits. As described below, we implemented a Long-Term Incentive Plan in 2011 available for our senior officers and managers.

Base Salary

Base salaries are based on both financial and non-financial criteria, internal pay equity and current market conditions, including relative pay within the industry. Base salaries are established at the beginning of each year. Generally, any changes in base salary in a given year do not become effective until March 1 of that year. Therefore, the actual payment of the current year base salary runs from March of that year through the end of February of the following year.

With the uncertainty surrounding the economy, generally, and the automotive industry, specifically, management recommended and the Committee again approved, a continuing salary freeze for the named executive officers for 2011. Except for Mr. Gray’s and Mr. Heimann’s base salaries, each of which has been reduced to reflect reduced job responsibilities, and Mr. Holzshu’s base salary which was established upon his promotion to Chief Financial Officer, the base salaries of our named executive officers for 2011 remained at 2007 levels.

2010 Variable Compensation Plans

Because of the recent changes in the economy and specifically in the automotive industry, management, the Compensation Committee and the Board agreed that establishing six-month goals and targets made more sense than annual targets because the shorter time period allowed us to better address the changes in the market place and our related business operations by creating performance programs designed to achieve goals and objectives that address the changing market conditions. Accordingly, starting for the first half of 2009, we established a half year program under the shareholder approved Variable Compensation Plan and continued the same for 2010. Although the performance periods are semi-annual, the total variable compensation potential for any executive is determined on an annual basis in accordance with the maximum levels previously approved by shareholders. Except for the pre-tax profits, the other financial performance criteria used in 2010 are based on a comparison to the relative performance of other public companies in our industry group, AutoNation, Inc., Asbury Automotive Group, Inc., Penske Automotive Group, Inc., Group 1 Automotive, Inc. and Sonic Automotive Inc.

The following were the performance criteria under the First-Half 2010 Variable Compensation Plan:

•

achieving a level of pre-tax profits on consolidated operations excluding any one-time non-operating gains or losses such as asset sale gains/losses or impairments (potential of 15% to 75% of bonus achievement);

•

new vehicle sales increase/decrease on same store sales as compared to the peer group’s average (potential of 3% to 5% of bonus achievement depending on performance relative to the peer group average);

•

used vehicle sales increase/decrease on same store sales as compared to the peer group’s average (potential of 3% to 5% of bonus achievement depending on performance relative to the peer group average);

•

fixed department sales increase/decrease on a same store basis as compared to the peer group’s average (potential of 3% to 5% of bonus achievement depending on performance relative to the peer group average);

•	achieving 100% sales satisfaction scores as computed by our major brand manufacturers at our stores (potential of 5% bonus achievement); and

•	achieving 100% service satisfaction scores as computed by our major brand manufacturers at our stores (potential of 5% bonus achievement).

As an additional condition to earning any bonus for New Vehicle Sales, Used Vehicle Sales, Fixed Department Sales, Sales Satisfaction and Service Satisfaction scores, we must have achieved pre-tax profits of at least $6.0 million for the first half of 2010.

For the first half of 2010, we achieved a total of 30% of the maximum variable compensation amount having achieved a pre-tax profit achievement of between $11.0 million and $15.99 million, excluding non-operating transactions and disposal activities. The amount of the variable compensation earned by the CEO and other named executive officers for the first half of 2010 was $562,455.

The following were the performance criteria under the Second-Half 2010 Variable Compensation Plan:

•

achieving a level of pre-tax profits on consolidated operations excluding any one-time non-operating gains or losses such as asset sale gains/losses or impairments (potential of 15% to 75% of bonus achievement);

•

new vehicle sales increase/decrease on same store sales as compared to the peer group’s average (potential of 3% to 5% of bonus achievement depending on performance relative to the peer group average);

•

used vehicle sales increase/decrease on same store sales as compared to the peer group’s average (potential of 3% to 5% of bonus achievement depending on performance relative to the peer group average);

•

fixed department sales increase/decrease on a same store basis as compared to the peer group’s average (potential of 3% to 5% of bonus achievement depending on performance relative to the peer group average);

•	achieving a 100% sales satisfaction scores as computed by our major brand manufacturers at our stores (potential of 5% bonus achievement); and

•	achieving a 100% service satisfaction scores as computed by our major brand manufacturers at our stores (potential of 5% bonus achievement).

As an additional condition to earning any bonus for New Vehicle Sales, Used Vehicle Sales, Fixed Department Sales, Sales Satisfaction and Service Satisfaction scores for this period, we must have achieved pre-tax profits of at least $6.0 million.

For the second half of 2010, we achieved a total of 65% of the maximum bonus amount consisting of a pre-tax profit achievement of between $25.0 million and $29.99 million (60%), excluding non-operating transactions and disposal activities, and a new vehicle same store sales growth rate of 2.0% or higher than the peer group growth rate (5%). The amount of the variable compensation earned by the CEO and other named executive officers for the second half of 2010 was $1,160,478.

The performance goals underlying our strategic and operational objectives are incorporated into the Variable Compensation Plan targets and approved by the Committee, and the Variable Compensation Plan has been approved by the shareholders to satisfy the requirements of Section 162(m) of the Code in order to permit expensing all compensation. The Committee has the right, under the approved Variable Compensation Plan, to exercise its negative discretion to reduce or eliminate any variable compensation amounts, as the Committee deems necessary or appropriate.

The maximum amount of bonus that could have been earned by a named executive officer in 2010 (other than Mr. Heimann, Mr. Holzshu and Mr. Gray) was equal to 150% of their respective annual salary, which was the maximum bonus potential. For Mr. Heimann and Mr. Gray, the maximum bonus potential was 75% and 100% respectively. Mr. Holzshu’s potential bonus attainment in 2010 increased to 75% from 55% of his annual salary upon his promotion to CFO in November 2010. If the performance criteria attained for 2010 indicated an achievement level of 50% of potential, the amount of bonus earned would be equal to 75% of the executive’s base salary (assuming 150% maximum bonus potential) for that period. The Committee recognizes that the potential bonuses available to the executives could be substantial, but believes that such rewards would be merited if the criteria were satisfied at the maximum level. The Committee also believes that the overall performance criteria established in 2010 were aggressive in comparison to our performance in 2009 and management’s internal projections for the year.

If the highest threshold were attained for all objectives in each half-year plan, the maximum amount of the bonuses payable related to performance in 2010 to the CEO and the other four named executive officers (excluding Mr. Holzshu) would have been $3,617,700 (for individual potential bonuses, see the “Grants of Plan-Based Awards Table” in this proxy statement). This maximum amount is approximately $600 thousand less than the maximum amount possible in 2009, which is a result of reduced maximum potential bonus and reduced salary levels for certain individuals.

The total bonus amount achieved in 2009, 2008, and 2007 under plans based on similar performance criteria was 42%, 12%, 34%, respectively, of each participant’s maximum bonus potential. However, because of the changes in the financial condition of the company and the retail automotive market generally, the Committee recommended and the Board elected to exercise its negative discretion and authorized no cash bonus payment to the named executive officers in both 2008 and 2007.

2003 Stock Incentive Plan Awards

The 2003 Stock Incentive Plan provides for the issuance of non-qualified stock options, stock-settled stock appreciation rights, stock awards, stock units and performance awards. For our senior executives, including the named executive officers, we historically have issued time-vested stock options. As discussed earlier, we have shifted our policy with respect to equity awards from time-vested stock options to a fewer number of time-vested RSUs. The change has reduced our equity-based compensation expense. Additionally, fewer shares represented by stock grants reduce the effect of dilution on our other shareholders and, unlike stock options which are perceived to be of nominal value by the holder in the event of share price declines, stock grants retain their incentive value because they retain real value directly reflected in the stock price. We believe the use of RSUs continue to align the interests of our executives with shareholders in increasing the value of the stock and encourage the executive to continue employment with us until the awards vest. The number of RSUs awarded to the senior executives was determined by the Committee. Historically, the Committee authorizes equity grants for our senior executives and other employees annually, with such grants to be awarded on or about March 10th of each year.

In 2010, we issued a total of 309,000 RSUs to key employees, including named executive officers whose grants are reflected in the table headed Grants of Plan-Based Awards later in this proxy statement. The awards vest 25% on the second anniversary, an additional 25% on the third anniversary, and become fully vested on the fourth anniversary. We are proposing to shareholders the adoption of a performance-based vesting requirement in addition to time-vesting to be applicable for all awards made to our named executive officers, and an amendment to the 2010 awards to Sidney B. DeBoer and Bryan B. DeBoer to ensure the compensation expense associated with the awards is fully deductible for federal income tax purposes.

We also use stock options and stock awards as a significant portion of the compensation paid to our non-employee directors (See “Director Compensation” below).

Long-Term Incentive Plan

Previously, other than equity awards, we had not adopted any long-term incentive or retirement plans for our officers. As part of the Committee’s review of our compensation package in 2011, we recommended, and the Board approved, the implementation of a Long-Term Incentive Plan (the “LTI Plan”) for our management group including our named executive officers. The purpose of the LTI Plan is to create a competitive compensation package that provides a cost effective retirement program to recruit and retain key personnel. Contributions to the LTI Plan for all participants will be at the discretion of the Committee based on our operating performance for the prior year and other qualitative factors. For each participant other than Sidney B. DeBoer, contributions each year will be based on a percentage of the individual’s respective compensation and may range from 1% to 40% of current salary for the President and 1% to 32% of current salary for the other participants. Contributions will vest over seven years with contributions discontinued at age 61. Benefits under the LTI Plan will fully vest at age 65. Balances in the LTI Plan for all participants will receive a guaranteed rate of return as determined by the Committee each year and will be paid out over a 10-year period after normal retirement. We intend to use corporate-owned life insurance to fund our obligations under the LTI Plan.

Contributions for Sidney B. DeBoer will be at the discretion of the Board of Directors, will vest pro rata over each year of service in which the contribution is made and will be paid out over a 10-year period commencing at age 72. The contribution for Sidney B. DeBoer in 2011 is $975,000. In approving this level of contribution, the Committee noted that Mr. DeBoer’s base compensation had not been increased since 2007 and, for 2011, no equity awards will made to him. The Committee believed that shifting the value of annual equity grants into a deferred cash retirement benefit would better benefit Lithia and Mr. DeBoer, recognizing he is a significant shareholder whose primary economic interest is to enhance the value of our common stock. It also allows us to formalize succession planning for the CEO position.

The contribution for the named executive officers other than the CEO will total $157,200 for 2011.

Other Compensation

We make contributions to the 401(k) accounts of all participating named executive officers on the same terms as those of other participants in our 401(k) plan and provide health and disability insurance for the named executive officers under the same plans as for other non-executive employees. We also provide an automobile allowance to our named executive officers and pay premiums on a long-term disability insurance policy for each.

We believe that the current mix and amount of compensation provides a competitive compensation package for our named executive officers, properly balancing the compensatory features with the performance features and providing incentive to implement and execute our short-term and long-term strategic and operational plans.

Director Compensation

The Directors serve from election at each annual meeting until the following annual meeting (approximately May 1 to April 30 of the following year). The Committee annually reviews the director compensation package and any change is effective for the ensuing service year. Accordingly, the actual compensation paid to a director in a calendar year is generally earned under two separate compensation plans.

The Committee previously engaged RCG for the 2007-2008 service year as an independent consultant reporting to the Committee with respect to the market competitiveness of the compensation paid to the non-employee directors. The RCG report noted that our fee structure did not provide for separate compensation for committee meeting attendance, that stock options awarded reflected a smaller portion of the total compensation relative to other companies, and that total compensation was well below average in the comparison group. Based on this report, the Committee increased the total compensation to be more competitive in the market place but elected to pay a significant portion of the compensation in the form of equity awards. The Committee believes that paying a portion of the annual compensation in equity provides each director with a vested interest in our financial success.

The compensation structure for our non-employee directors for the 2009-2010 service year was:

•	$3,000 monthly retainer;

•	$5,000 each for personal attendance (or upon an excused absence) at the regularly scheduled quarterly board and committee meetings;

•	a stock option award in the amount of 2,000 shares; and

•	a RSU award equal to $30,000 value ($32,500 for the Audit Committee Chair) based on the closing share price on the day the director was elected or re-elected for a new term.

No change was made to the non-employee director compensation plan for the 2010-2011 service year.

The stock options are granted at the beginning of each service year and vest upon completion of the year of service, and have a term of six years. The equity grants for directors in the form of RSUs are made after the annual shareholder meeting, and are subject to such director completing the year of service. The RSUs will vest upon completion of service. All equity grants to directors are subject to a written agreement with the director that prohibits sale of such shares until the earlier of three years after the date of grant or one year after termination of board service.

Deferred Compensation Program

We also offer our non-employee directors and our executive officers the opportunity to defer receipt of their compensation through our Deferred Compensation Program. Under this program, the non-employee directors or executives may defer receipt of all or a portion of their cash compensation and any stock award. The cash portion accrues interest annually at a rate equal to the weighted average interest rate on our new vehicle floorplan lines by reference to such rate as of the last business day of the preceding plan year. For cash compensation deferred in 2010, the rate was 3.521%.

Equity Grant Date Practices

Except for the non-employee directors as noted above, we award stock options and RSU awards to all persons selected to receive an award on the same date. The exercise price for stock options is set at the time of the award and not less than the fair market value as the closing price on the date of grant. RSUs are awarded with vesting requirements but without any payment requirement. Generally, the expected date of grant is on or about March 10th of each year to coincide with the payment of the variable performance compensation for the previous period and also is expected to be after the release of year-end financial results and outside the regularly scheduled closed window period for the first quarter, which allows for ease of exercise for insiders by tendering then held shares. Other than in the context of the foregoing, we do not consider the release of earnings information when granting awards. All regular stock option and equity awards are reviewed and approved at a Committee meeting in the first quarter of each year. As noted earlier in this report, our current practice is to only award RSUs, except for the limited number of options granted to the non-employee directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included elsewhere in this proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report on Form 10-K and included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Thomas Becker (Chairman);

William L. Young

Susan O. Cain

COMPANY COMPENSATION POLICIES AND PRACTICES, RISK ANALYSIS

The Compensation Committee and the full Board of Directors considered whether our compensation policies and practices, and, in particular, our variable performance compensation plans, incent participants to take increased risks, which could reasonably result in a material adverse effect to us. The Board and Compensation Committee concluded that such plans, policies and practices do not create an incentive to take unreasonable risks that could result in material adverse effects on us. In reaching this conclusion, the Board and Compensation Committee members noted the following:

•	Except for the pay plans for regional and store general managers and for sales personnel, the incentive plans in which our executive management and senior officers participate are company-wide.

•	Our incentive plans focus on key performance metrics, which are less susceptible to manipulation or being favorably influenced by risk-taking activity.

•	The largest component of our incentive plan key performance metrics is company-wide pre-tax income, excluding non-operating transactions and disposal activities.

•	The vast majority of our business is retail sales and service.

•

Except to hedge a portion of our interest rate risk and inconsequential supply contracts, we do not engage in any derivative transactions, forward or futures contracts or other “bet-the-company” contracts.

•	While currently engaged solely in the retail automotive sales, service, finance and related products business, we are continuing to diversify our product line and geographic base.

•	Variable compensation payments to our executive officers are subject to “claw back” in the event any achievement target is later found not to have been attained.

•	The variable compensation plans preserve “negative discretion” to permit the Board of Directors to elect not to pay otherwise achieved variable compensation amounts for any reason.

•	A meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our long-term prosperity is an important goal of participants as well.

•

Each of our named executive officers (or their families), except our newly elected CFO, have large equity positions in Lithia, which are believed to significantly increase their focus on long-term shareholder value.

With respect to our employees whose compensation plans are based in significant part on store-level profitability or their individual sales performance, we have established company-wide procedures and protocols and centralized marketing, advertising, accounting and operational controls, backed by internal audit reviews, that are designed to avoid any activity which could be illegal or put us at risk.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2010

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our (i) Principal Executive Officer (“PEO”); (ii) our Principal Financial Officer (“PFO”); (iii) our three other current executive officers; and (iv) our former PFO (herein collectively referred to as the “named executive officers”) for the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
Sidney B. DeBoer	2010	$840,000	$357,732	$—	$598,500	$25,127	$1,821,359
Chairman, CEO and Secretary	2009 2008	840,000 840,000	— —	— 135,244	679,200 —	20,195 20,581	1,532,472 995,825

Bryan B. DeBoer	2010	624,000	190,790	—	444,600	20,360	1,279,750
President and Chief Operating Officer	2009 2008	624,000 624,000	— —	— 235,772	493,120 —	18,157 19,972	1,130,134 879,744

Christopher Holzshu(3)	2010	250,000	53,660	—	72,775	10,338	386,773
Senior Vice President and CFO

Jeffrey B. DeBoer(4)	2010	350,000	71,546	—	231,000	713,960	1,366,506
Former Senior Vice President and CFO	2009 2008	420,000 420,000	— —	— 119,632	339,600 —	15,458 20,364	771,596 559,996

R. Bradford Gray	2010	492,000	53,660	—	233,700	18,927	798,287
Executive Vice President	2009 2008	504,000 564,000	— —	— 39,383	206,640 —	17,339 19,534	723,924 622,917

M. L. Dick Heimann(5)	2010	397,600	—	—	142,358	606,085	1,146,043
Vice Chairman	2009 2008	499,200 499,200	— —	— 50,635	209,664 —	15,550 18,597	720,300 568,432

(1)	These amounts reflect the fair value of awards granted during the respective years on the date of grant. See Note 11 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2010 for the valuation techniques and assumptions and other information related to our stock and option awards.
(2)	All Other Compensation in 2010 included the following:

Name	Auto Allowance	401(k) Match	Insurance Premiums	Severance and Consulting Fees	Value of Option	Total
Sidney B. DeBoer	$21,444	$382	$3,301	—	—	$25,127
Bryan B. DeBoer	16,677	382	3,301	—	—	20,360
Christopher Holzshu	7,311	382	2,645	—	—	10,338
Jeffrey B. DeBoer	11,305	—	2,655	$700,000	—	713,960
R. Bradford Gray	15,244	382	3,301	—	—	18,927
M. L. Dick Heimann	11,402	382	3,301	—	$591,000	606,085

See the “Certain Relationships and Related Transactions” section of this Proxy for more detailed descriptions of “Severance and Consulting Fees” and “Value of Option.”

(3)	Mr. Holzshu was promoted to CFO November 1, 2010, and, accordingly, his 2010 compensation includes all compensation earned in his prior position through October 31, 2010 and two months of salary as CFO.
(4)	Jeffrey B. DeBoer resigned as an officer effective October 31, 2010, but continued as an independent consultant.
(5)	Mr. Heimann deferred receipt of all of his Non-Equity Incentive Plan Compensation in 2010 and $137,280 of it in 2009.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2010

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)		Target ($)		Maximum ($)
Sidney B. DeBoer	3/12/10 1/1/10 7/1/10	$	— 18,900 18,900	$	— 176,400 144,900	$	— 630,000 630,000	60,000 — —	$357,732 — —

Bryan B. DeBoer	3/12/10 1/1/10 7/1/10		— 14,040 14,040		— 131,040 107,640		— 468,000 468,000	32,000 — —	190,790 — —

Christopher Holzshu	3/12/10 1/1/10 7/1/10		— 1,980 2,445		— 18,480 18,745		— 66,000 81,500	9,000	53,660

Jeffrey B. DeBoer(4)	3/12/10 1/1/10 7/1/10		— 9,450 6,300		— 88,200 48,300		— 315,000 210,000	12,000 — —	71,546 — —

R. Bradford Gray	3/12/10 1/1/10 7/1/10		— 7,380 7,380		— 68,880 56,580		— 246,000 246,000	9,000 — —	53,660 — —

M. L. Dick Heimann	1/1/10 7/1/10		4,496 4,496		41,958 34,466		149,850 149,850	— —	— —

(1)	The grant date for the Non-Equity Incentive Plan awards reflects the starting period for each half of the 2010 Variable Performance Compensation Plans. The performance criteria and applicable variable compensation achievement percentages are established by the Board prior to the start of each period (see the discussion under “2010 Variable Performance Compensation Plans” above).
(2)	These stock awards are in the form of RSUs and vest 25% on March 12, 2012, 25% on March 12, 2013 and 50% on March 12, 2014. Subject to shareholder approval of Proposal No. 4 included in this Proxy, the awards for Sidney B. DeBoer and Bryan B. DeBoer will not vest on such dates, unless we reported positive adjusted income from continuing operations for each of the years.
(3)	This amount reflects the estimated fair value on the date of grant. See Note 11 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2010 for the valuation techniques and assumptions and other information related to our equity awards during 2010. This total amount will be proportionately recognized as compensation expense over the vesting period of the respective award.
(4)	Mr. Jeffrey B. DeBoer resigned effective October 31, 2010 and received a pro-rata participation in Variable Compensation Plan during the second half of 2010.

The 2010 Variable Performance Compensation Plan was structured such that the total amount earned each period was tied directly to our performance for the period and would result in a single, definitive amount based on the performance criteria attained during the period (see the discussion under “2010 Variable Performance Compensation Plans” above). As a result, depending on which criteria were satisfied, and to what extent satisfied, the variable compensation each period would range from a minimum of 0.75% to a maximum of 150% of base salary if all criteria elements were satisfied at the highest level. Therefore, there is no “target” amount. The target amount set forth in the table above reflects the percentage of variable compensation that each executive would have received if the level of performance attained in each half of 2009 was attained in each half of 2010.

Under the objectives and targets for the First Half and Second Half 2010 Variable Performance Compensation Plans, and using actual 2009 results, each named executive officer would have received 28% of their maximum bonus potential in the first half and 23% of their maximum potential bonus in the second half. The maximum bonus potential in 2010 was 150% of base salary for the CEO and President; Mr. Gray was eligible to receive up to 100% of his base salary in 2010; Mr. Heimann was eligible to receive up to 75% of his base salary in 2010; and Mr. Holzshu, as a result of his promotion to CFO in November, 2010, was eligible to receive up to 55% of his salary in the first half of 2010 and a total of approximately 62% in the second half of 2010. The maximum bonus potential for former CFO, Jeffrey B. DeBoer, was 150% of his base salary prorated over the time of his employment and he, therefore, received the full amount realizable in the first half of 2010 and only a proportionate share in the second half of 2010.

Outstanding Equity Awards at Year End 2010

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or units of stock that have not vested (#)(6)	Market Value of Shares or Units of stock that have not vested ($)
Sidney B. DeBoer						60,000	$857,400
	16,000	—		$19.24	12/26/11
	16,000	—		15.13	12/26/12
	20,001	—		27.58	03/10/11
	—	24,000	(1)	31.67	03/10/12
	—	24,000	(2)	28.34	03/09/13
	—	25,000	(3)	9.375	03/10/14
	—	31,875	(4)	9.375	03/10/14

Jeffrey B. DeBoer						12,000	171,480
	8,000	—		19.24	12/26/11
	8,000	—		15.13	12/26/12
	12,000	—		27.58	03/10/11
	—	14,000	(1)	31.67	03/10/12
	—	14,000	(2)	28.34	03/09/13
	—	15,000	(3)	9.375	03/10/14
	—	9,563	(4)	9.375	03/10/14
	25,000	25,000	(5)	5.37	08/11/14

Bryan B. DeBoer						32,000	457,280
	8,000	—		19.24	12/26/11
	8,000	—		15.13	12/26/12
	16,002	—		27.58	03/10/11
	—	18,000	(1)	31.67	03/10/12
	—	18,000	(2)	28.34	03/09/13
	—	25,000	(3)	9.375	03/10/14
	—	31,875	(4)	9.375	03/10/14
	40,000	40,000	(5)	5.37	08/11/14

R. Bradford Gray						9,000	128,610
	12,000	—		19.24	12/26/11
	12,000	—		15.13	12/26/12
	14,001	—		27.58	03/10/11
	—	14,000	(1)	31.67	03/10/12
	—	14,000	(2)	28.34	03/09/13
	—	14,000	(3)	9.375	03/10/14
	—	3,570	(4)	9.375	03/10/14

M. L. Dick Heimann	16,000	—		19.24	12/26/11
	16,000	—		15.13	12/26/12
	18,000	—		27.58	03/10/11
	—	18,000	(1)	31.67	03/10/12
	—	18,000	(2)	28.34	03/09/13
	—	18,000	(3)	9.375	03/10/14
	—	4,590	(4)	9.375	03/10/14

Christopher Holzshu						9,000	128,610
	400	—	(7)	11.25	3/10/13
	7,500	7,500	(3)	9.375	3/10/14
	—	19,125	(4)	9.375	3/10/14
	7,500	7,500	(5)	5.37	8/11/14

The following reflects the vesting of the awards reflected in the above table as unvested as of December 31, 2010:

(1)	Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which is March 10, 2011.
(2)	Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which is March 9, 2012.
(3)	Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which is March 10, 2013.

(4)	These options have performance-based vesting criteria based on operations of our discontinued L-2 Used Car Program; and, therefore, the vesting criteria cannot be satisfied and these options will expire unvested.
(5)	Vests as to 50% of the shares on August 11, 2011 and 50% of the shares on August 11, 2012.
(6)	Vests 25% on March 12, 2012, 25% on March 12, 2013 and 50% on March 12, 2014. Subject to shareholder approval of Proposal No. 4 included in this Proxy, the awards for Sidney B. DeBoer and Bryan B. DeBoer will not vest on such dates, unless we reported positive adjusted income from continuing operations each of the years.
(7)	Vest as to 50% of the shares on March 10, 2011 and 50% of the shares on March 10, 2012.

The options corresponding to footnote 4 were options granted to certain executives relating to the roll-out and development of our former L2 Auto division. Because we ceased the L2 Auto operations in 2009, the performance vesting thresholds for these options can never be attained and the options, therefore, have no value, but remain outstanding under the 2003 Stock Incentive Plan, and are reflected in the ownership table.

Option Exercises and Stock Vested for the Year Ended December 31, 2010

The following table summarizes the number of stock options exercised during 2010 for each named executive officer. The value realized is the actual dollar value the executive received on the exercise date based on the fair market value of the stock on that date. No named executive officer had any RSUs vest in 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Sidney B. Deboer	31,788	$69,298
M.L. Dick Heimann	31,788	69,298
R. Brad Gray	12,000	141,480

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Other than as described below, we do not have any employment agreements or any other agreements or understandings with any of the named executive officers that provide for supplemental payments after the executive’s employment terminates.

We previously entered into change-in-control agreements with Sidney DeBoer, Bryan DeBoer, Jeffrey B. DeBoer and M.L. Dick Heimann. The agreement with Jeffrey B. DeBoer terminated upon his separation of service with us. Christopher Holzshu was not subject to a change in control agreement in 2010, but has since entered into such an agreement with us. In the event of termination following a change in control, as defined in the agreements, such executive will receive two times their base salary for the year in which termination occurs. Additionally, each of them will also receive health insurance benefits for the shorter of 24 months or the full COBRA period; and their pro-rata payout under any variable compensation plan based on the performance levels attained at the time of termination. The pro-rata amount shall be based on the proportion of the service period completed by the executive prior to termination.

In the case of Sidney DeBoer and M.L. Dick Heimann, a change-in-control will not be deemed to have occurred if Sidney DeBoer, Lithia Holding Company, LLC or an affiliate of either owns, votes or controls more than 20% of the stock of the resulting entity after such event.

In addition, all of our stock option and restricted share grant agreements contain provisions that accelerate vesting upon a change-in-control.

The following table provides quantitative disclosure of payouts to named executive officers assuming a change-in-control and associated triggering events occurred on December 31, 2010 and the price per share of our common stock is the closing market price on that date.

Name	Severance Payments	Severance Related Benefits(1)	Intrinsic Value of Stock Options that Would Vest	Value of Stock Award that would Vest	Non-Equity Incentive Plan Awards(2)	Total
Sidney B. DeBoer	$1,680,000	$17,771	$279,542	$857,400	$598,500	$3,433,213
Christopher Holzshu (3)	600,000	21,556	197,762	128,610	72,775	1,020,703
Bryan B. DeBoer	1,248,000	22,583	636,341	457,280	444,600	2,808,804
R. Bradford Gray	—	—	86,357	128,610	233,700	448,667
M.L. Dick Heimann	799,200	18,009	111,030	—	142,358	$1,070,597

(1)	Based on current cost of providing 18 months (the full COBRA period) of COBRA Benefits for the named executive officers.
(2)	The amount is based on the performance levels attained under the 2010 Variable Performance Compensation Plan (see discussion on the 2010 Variable Performance Compensation Plans above).
(3)	Mr. Holzshu did not have a change in control agreement until after December 31, 2010, therefore, the numbers reflected in the table reflect the payments he would have been eligible for had he entered into a change in control agreement before December 31, 2010.

NON-QUALIFIED DEFERRED COMPENSATION

We adopted a non-qualified deferred compensation plan under which senior executives may defer receipt of portions of their compensation in any given year. All amounts deferred earn interest at an annual rate equal to the weighted average interest rate on our new vehicle floorplan line of credit referenced to such rate as of the last business day of the prior year. The table below reflects the participation in the plan and account balances for each person as of December 31, 2010.

NONQUALIFIED DEFERRED COMPENSATION FOR 2010

Name	Executive Contributions in last FY		Registrant Contributions in last FY	Aggregate Earnings in last FY	Aggregate withdrawals/ distributions	Aggregate balance at last FYE
M.L. Dick Heimann	$44,955	(1)	$	$4,305	$	$186,540	(1)

(1)	The aggregate amount reflects the actual balance as of December 31, 2010. However, Mr. Heimann had elected to defer all of his compensation under the 2010 Variable Performance Compensation Plan, which was a total of $146,853, but the second half of 2010 was not determinable until after year-end, and, thus, only $44,955 of the $146,853 was actually deferred and included in the account balance at year end. If the aggregate balance at year-end included all of the 2010 deferred amount, the balance would be $288,438, of which $284,133 was previously reported as compensation ($137,280 in 2009 and $146,853 in 2010).

COMPENSATION OF DIRECTORS

The following table summarizes compensation paid to non-employee members of our Board of Directors during calendar 2010, which represents the 2010 portion of both the 2009-2010 Board term and the 2010-2011 Board term:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Thomas Becker	$51,000	$27,360	$8,384	$86,744
Susan O. Cain	51,000	29,638	8,384	89,022
William L. Glick(2)	14,000	—	—	14,000
William Young(3)	34,000	27,360	8,384	69,744

(1)	The amounts set forth in the stock awards and option awards columns reflect the fair value of all awards granted to each person during 2010, but not yet fully earned. See Note 11 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2010 for the valuation techniques and assumptions and other information related to our stock and option awards.
(2)	Mr. Glick left the Board upon the expiration of his term in April 2010.
(3)	Mr. Young joined the Board in May 2010.

Directors serve from annual meeting to annual meeting rather than on a calendar year and, accordingly, the cost of the Directors’ services is accounted for over the service year as earned. The fees reflected in the column “Fees Earned or Paid in Cash” in the above table are the actual fees earned in 2010. The option and stock awards reflect the fair value of awards granted during 2010, even though not earned until the completion of the year of service. All stock and option awards are granted pursuant to a previously approved compensation package for board members.

Under the Outside Directors’ Nonqualified Deferred Compensation Plan, non-employee directors may elect to defer receipt of all or any portion of their board service compensation. If stock compensation is deferred, the director’s deferral account, which is maintained for accounting purposes only, will be credited with the stock and any cash or stock dividends, stock splits or the like that would have been paid or issuable with respect to the deferred shares. The cash component of the deferral account, including all deferred cash compensation and other cash interest and dividends credited to the account, will accrue interest at an annual rate equal to the interest rate on our new vehicle floorplan line of credit, by reference to such rate as of the last business day of the preceding year. The deferred compensation will be paid to the director beginning within one month following termination of the director’s service on the board, either in a lump sum or installments, based on the director’s election prior to the deferral.

Equity incentive awards outstanding at December 31, 2010 for each non-employee Director were as follows:

Name	Unvested Stock Awards (#)	Option Awards (#)
Thomas Becker	3,567	16,000
Susan O. Cain	3,864	3,833
William Young	3,567	2,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2011, certain information with respect to ownership of our common stock of (i) each director, (ii) each named executive officer, (iii) all persons known by us to be beneficial owners of more than 5% of any class of our common stock, and (iv) all current executive officers and directors as a group.

Shareholder	Class(1)	Number of Shares(2) (3)	Percent of Shares Outstanding(3)
Lithia Holding Company, LLC(4)(5)	Class B	3,762,231	100%

Sidney B. DeBoer(4)(5)	Class A	239,998	1.0%
	Class B	3,762,231	100%

FMR LLC(6) 82 Devonshire Street Boston, Massachusetts 02109	Class A	3,162,360	14.0%

BlackRock, Inc.(7) 40 East 52nd Street New York, New York 10022	Class A	1,754,815	7.8%

Dimensional Fund Advisors LP(8) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	Class A	1,721,731	7.6%

Royce & Associates, LLC(9) 1414 Avenue of the Americas New York, New York 10019	Class A	1,265,950	5.6%

M. L. Dick Heimann (2) (5)	Class A	327,286	1.5%
R. Bradford Gray (2) (5)	Class A	97,713	*
Bryan B. DeBoer (2) (5)	Class A	94,602	*
Christopher Holzshu	Class A	28,935	*
Thomas Becker (2)	Class A	59,179	*
William Young(2)	Class A	6,459	*
Susan O. Cain(2)	Class A	13,268	*

All current executive officers and directors as a group (8 persons)	Class A Class B	867,440 3,762,231	3.8 100	% %
Combined Class A ownership, assuming conversion of all Class B shares, for all current officers and directors as a group (8 persons)		4,629,671	17.5%

*	Less than one percent

(1)	The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to 10 votes per share and is convertible into Class A common stock on a share-for-share basis at the option of the holder thereof or under certain other circumstances.
(2)	Includes shares subject to options exercisable and RSUs vesting within 60 days of February 28, 2011, shares held in 401(k) accounts and shares held by spouses as follows:

Name	Options exercisable within 60 days	Stock Awards vesting within 60 days	Shares held in 401(k) account	Shares held by spouse
Sidney B. DeBoer	76,001	—	—	—
M. L. Dick Heimann	68,000	—	84,005	15,964
R. Bradford Gray	52,001	—	—	—
Bryan B. DeBoer	90,002	—	—	—
Christopher Holzshu	19,150	—	2,584	—
Thomas Becker	16,000	3,567	—	—
Susan O. Cain	3,833	3,864	—	—
William J. Young	2,000	3,567	—	—
All current executive officers and directors as a group	326,987	10,998	86,589	15,964

Mr. Sidney DeBoer’s shares and the all current executive officers and directors as a group shares also include 74,500 Class A shares held by the DeBoer Family LLC and all Class B shares held by Lithia Holding Company, LLC, which Mr. Sidney DeBoer controls.

(3)	Applicable percentage of ownership is based on 22,571,272 shares of Class A common stock outstanding and 3,762,231 shares of Class B common stock outstanding as of February 28, 2011, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated, the beneficial owner is deemed to have sole voting and dispositive power with respect to all shares held. Shares of common stock subject to options currently exercisable or exercisable within 60 days after February 28, 2011 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(4)	The shares owned by each executive officer may be held in a brokerage account and certain executive officers may have margin loans secured by the entire account assets, which could include shares of Class A Common stock that could be sold by the broker to satisfy a potential margin call. Additionally, 3,762,231 shares of Class B common stock are pledged to secure a loan. Each listed person can be reached c/o 360 E. Jackson Street, Medford, Oregon 97501.
(5)	Sidney DeBoer, as the manager of Lithia Holding Company and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B common stock. Accordingly, all shares held by Lithia Holding Company are deemed beneficially owned by him. The following table gives tabular information regarding the ownership of Lithia Holding Company, LLC:

	Units Owned
Unit Holder	Number	Percent
DeBoer Family LLC	46,167	48.9%
Heimann Family LLC	34,875	36.9%
R. Bradford Gray	7,000	7.4%
DeBoer Insurance, LLC	4,990	5.3%
Sidney B. DeBoer Trust	1,425	1.5%

	94,457	100.0%

Sidney B. DeBoer is the manager of the DeBoer Family LLC, whose members include Mr. DeBoer, his spouse and other family members. M.L. Dick Heimann is the manager of the Heimann Family LLC, whose members include Mr. Heimann and other family members. Bryan DeBoer is the manager of DeBoer Insurance, LLC, whose members are Bryan B. DeBoer, Jeffrey B. DeBoer and Mark D. DeBoer. Sidney B. DeBoer is the trustee and owner of the Sidney B. DeBoer Trust.

(6)	Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by FMR LLC (“FMR”). FMR has sole dispositive power with respect to all 3,162,360 shares and sole voting power with respect to 526,310 shares.
(7)	Based solely on information provided on Schedule 13G filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”), a parent holding company. BlackRock has sole voting and dispositive power with respect to all 1,754,815 shares.
(8)	Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser. Dimensional has sole voting power with respect to 1,674,558 shares and sole dispositive power with respect to all 1,721,731 shares.
(9)	Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by Royce & Associates, LLC (“Royce”), a registered investment adviser. Royce has sole voting and dispositive power with respect to all 1,265,950 shares.

SHAREHOLDER AND OTHER INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted a Shareholder and Interested Party Communication Policy to promote more efficient shareholder and interested party communications with the Board and management. Our Investor Relations Department is responsible for receiving and routing all shareholder and interested party communications. Corporate governance issues are the responsibility of the Corporate Governance Committee. Our Audit Committee handles concerns or allegations regarding possible violations of accounting or financial reporting matters. Management is the more appropriate group for handling all other matters and we encourage you to contact them accordingly.

All correspondence with the Board of Directors or its members must be in writing, directed to the attention of either the Board of Directors or an individual director and delivered to: Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. A complete copy of our Shareholder Communications Policy is available on our website at www.lithia.com and interested persons may obtain a written copy from the Investor Relations Department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee reviews all potential conflicts of interest and transactions with related parties. Although we do not maintain a written policy or have written procedures for such review, our Code of Business Conduct and Ethics imposes an obligation on each executive officer to disclose any potential conflict of interest involving such person and Lithia. Further, each director and named executive officer signs a detailed questionnaire used in the preparation of this proxy statement, which requires the disclosure of, among other things, any related party transaction. The Audit Committee reviews and approves all such transactions. Additionally, as regular course of conduct, the Board of Directors reviews and ratifies all transactions and relationships involving immediate family members of any director or named executive officer.

In 2010, Mark DeBoer, Vice President of Real Estate, son of our CEO, Sidney B. DeBoer, and brother of President, Bryan B. DeBoer, and of former CFO, Jeffrey B. DeBoer, received a salary of $396,000, incentive compensation of $103,455, and other compensatory arrangements totaling $11,249. The salary and other compensatory arrangements were reviewed and ratified by the Compensation Committee.

During 2010, we owned and operated corporate aircraft for business use. The Board of Directors has adopted a policy permitting a limited number of executives to lease the aircraft under a “dry-lease” arrangement on terms made available to other third parties and at a rate believed by the Compensation Committee to be fair and in our best economic interest. During 2010, the aircraft was not used under the “dry-lease” arrangement.

We maintain a Split Dollar Agreement with our CEO, Sidney B. DeBoer, under which his named beneficiary would receive $6.0 million of death benefits under a $37.3 million key-man life insurance policy owned by us. Pursuant to the agreement, he pays his pro rata share of the premium due on this term life insurance policy. No compensation is deemed received by him as a result of this arrangement.

We maintain a second Split Dollar Agreement with our CEO, Sidney B. DeBoer, under which his named beneficiary would receive death benefits, reduced by the greater of the Cash Surrender Value or cumulative premiums paid at policy maturity. We would be reimbursed for the greater of the Cash Surrender Value or cumulative premiums paid at policy maturity. No compensation is deemed received by him as a result of this arrangement.

On December 31, 2009, we entered into an option agreement with our Vice Chairman, Dick Heimann. Under the terms of the option agreement, Mr. Heimann may purchase our Volkswagen and Nissan franchises in Medford, Oregon, and acquire their operations, including inventories and equipment, at valuations set forth in our standard form of purchase and sale agreement, which we believe would approximate the fair value of the personal property at the time of exercise. Any purchased real estate will be priced at the then fair market value. Existing leases, if any, will be assumed at the time of exercise of the option. The purchase price for the intangible assets (manufacturers’ franchise rights and goodwill) is set at $10.00 in the agreement. At the time the Option Agreement was executed, the value of the intangible assets was de minimus and was not material from a financial point of view. As of December 31, 2010, we valued the option held by Mr. Heimann at $591,000 and accrued compensation expense of that amount for the period. The option may be exercised by Mr. Heimann at any time prior to December 31, 2012. No consideration was received in exchange for this option. Further, Robert Sacks, Mr. Heimann’s son-in-law, transferred to be the general manager of these stores effective January 2010 at an annual base salary of $180,000 and store profit incentive plan, under a standard compensation plan provided to our other general managers. In 2010, he earned $194,065. The option agreement with Mr. Heimann and the pay plan with Mr. Sacks were approved by the Audit Committee and the full Board of Directors.

With the approval of the Audit Committee and the full Board of Directors, we entered into a Separation, Consulting and Release Agreement with Jeffrey B. DeBoer, our former Chief Financial Officer, dated June 4, 2010. Pursuant to the agreement, Mr. DeBoer resigned his position as CFO on October 31, 2010, but continues to serve as a part-time consultant for a two-year period following his resignation. Mr. DeBoer received a severance payment of $690,000 upon resignation and will receive a consulting fee of $5,000 per month during the consulting period, and certain other benefits provided in the agreement.

CODE OF BUSINESS CONDUCT AND ETHICS

We adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive, financial and accounting officers. A complete copy of our Code of Business Conduct and Ethics is available on our website at www.lithia.com, or you may request a copy by mail from our Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. We intend to publicly disclose all amendments to and waivers of the Code of Business Conduct and Ethics on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Although Sidney DeBoer, our Chief Executive Officer, served on our Board of Directors in 2010 and participated in compensation discussions, he did not participate in any deliberations or decisions regarding his own compensation. During 2010, none of our executive officers served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, (“Section 16”) requires our executive officers and directors and all persons who beneficially own more than 10% of our common stock (referred to as “ten percent shareholders”) to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and all subsequent changes in their ownership of our common stock and other equity securities.

Based solely on the review of copies of the forms provided to us and the representations by the executive officers, directors and ten percent shareholders, we believe, to the best of our knowledge, that all Section 16(a) filing requirements were met for fiscal year ended December 31, 2010.

OTHER BUSINESS AND SHAREHOLDER PROPOSALS

We know of no other business to be conducted at the Annual Meeting. Proposals intended to be presented by any shareholder at our 2012 Annual Meeting must be received by us in writing at our principal office no later than November 19, 2011 (120 days prior to the anniversary of the mailing of the prior years’ Notice of Internet Availability) and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in our proxy statement for that meeting.

FORM 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Investor Relations, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. You may also find our Form 10-K on our website at www.lithia.com.

Dated: March 10, 2011

LITHIA MOTORS, INC. 360 E. JACKSON ST. MEDFORD,OR 97501-5289 ATTN: MARGIE DAVIS Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # 000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: x KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 0 0 0 1. Election of Directors Nominees 01 Sidney B. DeBoer 02 Thomas Becker 03 Susan O. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 04 Bryan B. DeBoer 05 William J. Young For Against Abstain 2 To approve the Discretionary Support Services 0 0 0 Variable Performance Compensation Plan. 3 To approve the Performance-Vesting Equity Award 0 0 0 Program and amendments to two restricted stock unit awards. 4 To consider an advisory vote on the 2010 0 0 0 compensation for our named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 5 To conduct an advisory vote on the 0 0 0 0 frequency of the shareholder advisory vote on compensation of our named executive officers. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 6 To ratify the appointment of KPMG LLP as our 0 0 0 Independent Registered Public Accountants for the year ending December 31, 2011. NOTE: At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000000000 02 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . LITHIA MOTORS, INC. Revocable Proxy for Annual Meeting of Shareholders to be Held on April 27, 2011 The undersigned hereby appoints Sidney B. DeBoer and M. L. Dick Heimann, and each of them, proxies of the undersigned, each with full power of substitution to represent and to vote on behalf of the undersigned all shares of Class A Common Stock of Lithia Motors, Inc. at the annual meeting to be held at 8:30 a.m. on Wednesday, April 27, 2011, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3,4, AND 6, AND “1 YEAR” FOR PROPOSAL 5 . Continued and to be signed on reverse side 0000091299_2 R1.0.0.11699